Exhibit 99.1

Natera Reports Third Quarter 2021 Financial Results

AUSTIN, Texas, November 4, 2021 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a leader in personalized genetic testing, today reported financial results for the third quarter ended September 30, 2021 and provided an update on recent business progress and financial outlook.

Recent Accomplishments & Highlights

●	Generated total revenues of $158.1 million in the third quarter of 2021 compared to $98.1 million in the third quarter of 2020, an increase of 61.1%. Product revenues grew 61.5% over the same period.
●	Processed approximately 407,300 tests in the third quarter of 2021, compared to approximately 262,000 tests processed in the third quarter of 2020, an increase of 55.4%.
●	Secured an exclusive license from Aarhus University to a biobank of up to 40,000 prospectively collected colorectal cancer screening samples for development and validation of a test in early cancer detection.
●	Announced positive results from the Trifecta Study, the largest prospective, multi-site, fully biopsy-matched study ever performed in the kidney transplant space.
●	Launched Prospera™ Kidney with Quantification supported by validation data published in the Journal of the American Society of Nephrology.
●	Announced the validation and launch of the Prospera transplant assessment test in both heart and lung transplant settings:
●	Presented largest prospective validation of a commercial cell-free DNA test in lung transplantation.
●	Prospera Heart data shows excellent performance while maintaining ease of use and minimizing cost to the system.
●	Announced an agreement with NRG Oncology, a National Cancer Institute (NCI)-funded group, to use Signatera® for NRG Oncology's landmark CIRCULATE-US study of MRD-guided treatment in stage II-III colon cancer.
●	Announced new publication in Clinical Cancer Research validating Signatera velocity metric.

“Natera's strong commercial momentum continued in the third quarter and we are pleased to be raising our revenue guidance once again," said Steve Chapman, Natera's Chief Executive Officer. "We are thrilled to be announcing multiple major new features, development programs, and product launches in the transplant and oncology settings."

Third Quarter Ended September 30, 2021 Financial Results

Total revenues were $158.1 million in the third quarter of 2021 compared to $98.1 million for the third quarter of 2020, an increase of 61.1%. Product revenues were $150.7 million in the third quarter of 2021 compared to $93.3 million in the third quarter of 2020, an increase of 61.5%. The increase in product revenues was driven by an increase in test volumes compared to the third quarter of 2020. Natera processed approximately 407,300 tests in the third quarter of 2021, including approximately 394,200 tests accessioned in its laboratory, compared to approximately 262,000 tests processed, including approximately 249,300 tests accessioned in its laboratory, in the third quarter of 2020.

In the three months ended September 30, 2021, Natera recognized revenue on approximately 373,100 tests for which results were reported to customers in the period (tests reported), including approximately 360,700 tests reported from its laboratory, compared to approximately 238,600 tests reported, including approximately 226,700 tests reported from its laboratory, in the third quarter of 2020, an overall increase of 56.4% for the quarter.

Gross profit* for the three months ended September 30, 2021 and 2020 was $76.7 million and $46.3 million, respectively, representing a gross margin of 48.5% and 47.2%, respectively. Natera was able to achieve higher margins in the third quarter of 2021 compared to the third quarter 2020 primarily as a result of increased revenues.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the third quarter of 2021 were $226.9 million, compared to $102.1 million in the same period of the prior year, an increase of 122.2%. The increases were primarily driven by headcount growth to support the Company’s expansion, volume growth, and product development.

Loss from operations for the third quarter of 2021 was $150.2 million compared to $55.8 million for the same period of the prior year.

Net loss for the third quarter of 2021 was $151.3 million, or ($1.63) per diluted share, compared to net loss of $58.3 million, or ($0.72) per diluted share, for the same period in 2020. Weighted average shares outstanding were approximately 92.6 million in the third quarter of 2021 compared to 80.9 million in the second quarter of the prior year.

At September 30, 2021, Natera held approximately $1.0 billion in cash, cash equivalents, short-term investments and restricted cash, compared to $737.5 million as of December 31, 2020. As of September 30, 2021, Natera had a total outstanding debt balance of $330.1 million, comprised of $50.0 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $280.1 million under its seven-year convertible senior notes. The convertible senior notes were issued in April 2020 for net proceeds of $278.3 million. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of September 30, 2021.

Financial Outlook

Natera anticipates 2021 total revenue of $615 million to $625 million; 2021 gross margin to be approximately 49% to 52% of revenues; selling, general and administrative costs to be approximately $500 million to $520 million; research and development costs to be $240 million to $260 million, and net cash consumption to be $300 million to $340 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash consumption is calculated as the sum of GAAP net cash used by operating activities (estimated for 2021 to be between $255 million and $295 million) and GAAP net purchases of property and equipment (estimated for 2021 to be approximately $45 million).

Test Volume Summary

Unit	Q3 2021	Q3 2020	Definition
Tests processed	407,300	262,000	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	394,200	249,300	Test accessioned in our laboratory
Tests reported in our laboratory	360,700	226,700	Total tests reported in our laboratory less units reported outside of our laboratory

About Natera

Natera is a leader in personalized genetic testing and diagnostics, transforming how we make critical health care decisions. Our tests help clinicians and their patients protect their health and enable earlier and more targeted interventions that lead to better outcomes. Natera’s tests are validated by more than 80 peer-reviewed studies that demonstrate high accuracy, improving patient care outcomes in oncology, women’s health and organ health. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California.

Conference Call Information

Event:	Natera's Third Quarter 2021 Financial Results Conference Call
Date:	Thursday, November 4, 2021
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Password:	5577215
Webcast:	https://edge.media-server.com/mmc/p/mc3bdxct

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company's financial guidance for fiscal 2021, its ability to continue to increase its revenues, its product development plans and its ability to maintain and grow its business operations in light of the COVID-19 pandemic, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to maintain our business and operations as planned in light of the COVID-19 pandemic; we may be unable to further increase the use and adoption of Panorama and Horizon, through our direct sales efforts or through our laboratory partners, or to develop and successfully commercialize new products, including Signatera and Prospera; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy RegisTry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our CLIA-certified laboratory facilities becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Kate Stabrawa, Communications, Natera, Inc., 720-318-4080 pr@natera.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2021	2020
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$95,103	$48,668
Restricted cash	228	187
Short-term investments	928,596	688,606
Accounts receivable, net of allowance of $2,965 in 2021 and $3,080 in 2020	110,416	78,565
Inventory	28,022	20,031
Prepaid expenses and other current assets, net	28,858	26,606
Total current assets	1,191,223	862,663
Property and equipment, net	59,293	33,348
Operating lease right-of-use assets	47,656	21,399
Other assets	13,202	14,743
Total assets	$1,311,374	$932,153
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,181	$8,096
Accrued compensation	35,331	30,371
Other accrued liabilities	96,486	60,407
Deferred revenue, current portion	9,667	50,125
Short-term debt financing	50,049	50,054
Total current liabilities	199,714	199,053
Long-term debt financing	280,085	202,493
Deferred revenue, long-term portion	22,706	22,805
Operating lease liabilities, long-term portion	48,388	21,246
Other long-term liabilities	1,464	320
Total liabilities	552,357	445,917

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	10	9
Additional paid in capital	2,011,788	1,411,286
Accumulated deficit	(1,254,272)	(929,318)
Accumulated other comprehensive gain	1,491	4,259
Total stockholders’ equity	759,017	486,236
Total liabilities and stockholders’ equity	$1,311,374	$932,153

(1)	The condensed, consolidated balance sheet at December 31, 2020 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
(2)	As of September 30, 2021, there were approximately 94,538,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues
Product revenues	$150,651	$93,286	$406,265	$260,746
Licensing and other revenues	7,465	4,857	46,193	17,881
Total revenues	158,116	98,143	452,458	278,627
Cost and expenses
Cost of product revenues	76,838	46,873	211,387	131,124
Cost of licensing and other revenues	4,533	4,948	12,909	12,614
Research and development	98,457	26,421	192,397	67,651
Selling, general and administrative	128,485	75,678	364,273	209,547
Total cost and expenses	308,313	153,920	780,966	420,936
Loss from operations	(150,197)	(55,777)	(328,508)	(142,309)
Interest expense	(2,078)	(4,270)	(6,226)	(10,772)
Interest and other income, net	1,274	1,749	4,230	5,661
Loss on debt extinguishment	—	—	—	(5,848)
Loss before income taxes	(151,001)	(58,298)	(330,504)	(153,268)
Income tax expense	(272)	(25)	(648)	(63)
Net loss	$(151,273)	$(58,323)	$(331,152)	$(153,331)
Unrealized gain (loss) on available-for-sale securities, net of tax	(950)	(600)	(2,768)	4,251
Comprehensive loss	$(152,223)	$(58,923)	$(333,920)	$(149,080)

Net loss per share:
Basic and diluted	$(1.63)	$(0.72)	$(3.72)	$(1.93)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	92,558	80,908	89,130	79,430